Exhibit 3.79

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

• First: The name of this Corporation is Precision Engineered Limited (USA).

• Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

• Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

• Fourth: The amount of the total authorized capital stock of this corporation is One Thousand Dollars ($1,000) divided into One Thousand shares of One Dollar ($1.00) each.

• Fifth: The name and mailing address of the incorporator are as follows:

Name John Patrick Paraschos, Esq.

Mailing Address 90 Orville Drive, Bohemia, New York Zip Code 11716

• I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of March, A.D. 2004.

BY:	/s/ John Patrick Paraschos
(Incorporator)

NAME:	John Patrick Paraschos, Esq.
(Type or Print)